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EXHIBIT 19

JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13D, and any amendments thereto, with respect to the outstanding shares of common stock, par value $0.015 per share, of Prima Energy Corporation, a Delaware corporation ("Prima"), including the associated rights to purchase the preferred shares of Prima, and that this agreement be included as an Exhibit to such filing.

        This Agreement may be executed in two or more counterparts by each of the undersigned, and each of which, taken together, shall constitute one and the same instrument.

Date: June 18, 2004
Petro-Canada
	By:	/s/ E. F. H. ROBERTS
	Name:	E. F. H. Roberts
	Title:	Senior Vice-President and Chief Financial Officer
Petro-Canada (US) Holdings Ltd.
	By:	/s/ FRANCOIS LANGLOIS
	Name:	Francois Langlois
	Title:	Vice President
Raven Acquisition Corp.
	By:	/s/ HUGH L. HOOKER
	Name:	Hugh L. Hooker
	Title:	President

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JOINT FILING AGREEMENT